UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
Annual Report

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933
For the fiscal year ended December 31, 2022

024-11579
(Commission File Number)

December 31, 2022
(Date of Report (Date of earliest event reported))

ENERGEA PORTFOLIO 3 AFRICA LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

86-2564467
(I.R.S. Employer Identification No.)
62 Clementel Drive, Durham, CT 06422
(Full mailing address of principal executive offices)

860-316-7466
(Issuer's telephone number, including area code)

Class A Investor Shares
(Title of each class of securities issued pursuant to Regulation A)

Table of Contents

Caution Regarding Forward-Looking Statements
Item 1. Business
Investment Strategy
Investment Committee
Sun Exchange
Diversification, Other DevCos and Other Project Types
Competition
Limited Liability Company Agreement
Management
Leverage
Factors Likely to Impact the Performance of the Company
Offices and Employees
Our Revenue
Our Operating Costs and Expenses
Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations
Offering Results
Share Price Calculation
Distributions
Operating Results
Our Investments
Liquidity and Capital Resources
Outlook and Recent Trends
Method of Accounting
Item 3. Executives and Key Employees
Executive Team
Experience of Executive Team
Legal Proceedings
Family Relationships
Compensation of our Manager
Promoted Interest
Item 4. Security Ownership of Manager and Certain Securityholders
Item 5. Interest of Management and Others in Certain Transactions
Ownership of Related Entities
Item 6. Other Information
Item 7. Financial Statements
Independent Auditors Report
Balance Sheets
Statements of Operations
Statements of Changes in Members' Equity
Statements of Cash Flows
Notes to Financial Statements
Note 1 - Organization, Operations and Summary of Significant Accounting Policies
Note 2 - Investments in Solar Energy Projects
Note 3 - Related Party Transactions
Note 4 - Members' Equity
Note 5 - Income Taxes
Item 8. Exhibits

Part II

Caution Regarding Forward-Looking Statements

We make statements in this Annual Report on Form 1-K ("Annual Report") that are forward-looking statements within the meaning of the federal securities laws. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering (the "Offering");

●	ability to attract and retain members to the online investment platform located at www.energea.com (the "Platform");

●	risks associated with breaches of our data security;

●
public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

●	climate change and natural disasters that could adversely affect our Projects and our business;

●	changes in economic conditions generally and the renewable energy and securities markets specifically;

●	limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects;

●	our failure to obtain necessary outside financing;

●	risks associated with derivatives or hedging activity;

●	intense competition in the African renewable energy market that may limit our ability to attract or retain energy offtakers;

●	increased interest rates and operating costs;

●	the risk associated with potential breach or expiration of a ground lease, if any;

●	our failure to successfully operate or maintain the Projects;

●	exposure to liability relating to environmental and health and safety matters;

●	Projects to yield anticipated results;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain our executive officers and other key personnel of our Manager;

●	expected rates of return provided to investors;

●	the ability of our Manager to source, originate and service our loans;

●	the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

●
or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and Securities and Exchange Commission ("SEC") guidance related to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"), or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"));

●
changes in business conditions and the market value of our Projects, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our Manager;

●
our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, and other laws; and

●	changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the those named above and those named under "Risks of Investing" in the Offering Circular, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Given The Risks and Uncertainties, Please Do Not Place Undue Reliance on Any Forward-Looking Statements.

Item 1. Business

Energea Portfolio 3 Africa LLC ("Company") is a limited liability company, treated as a corporation for tax purposes, organized under the laws of Delaware. The Company and its day-to-day operations are managed by Energea Global LLC ("Manager"). The Company was created to invest in the acquisition, development, and operations of solar energy projects in various countries in Africa (each a "Project"). The Projects will sell power and, in some cases, environmental commodities, to offtakers who purchase the electricity or the environmental commodities under long term contract (we collectively refer to offtakers of electricity and environmental commodities as "Customers").

Investment Strategy

The Company sources its Projects from other companies who specialize in developing solar projects in Africa, which we refer to as "Development Companies." The Company's relationship with Development Companies can take several different forms. Sometimes a Development Company will not only identify a potential project, but also permit, engineer and construct it. Sometimes a Development Company will provide operations and maintenance support for a Project after it's built. Sometimes a Development Company will sell us a Project and exit entirely.

The Manager does not currently own a development company in Africa and the Company acquires all projects from unrelated companies, but we may stand up a Development Company if projects from third parties become overpriced, if an exceptional market opportunity presents itself or if deal flow is slow and we require additional development capacity.

Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project.

The Manager reviews projects submitted by the Development Companies to identify projects that represent the greatest risk-adjusted returns. We are specifically searching for projects in countries with favorable economies and renewable energy policies, projects with credible Customers and projects where the Manager has a high degree of confidence in the successful implementation.

We believe we will be able to continue to acquire new Projects in the future, which we anticipate will have the following characteristics:

●
Power Capacity: We intend to focus on Projects of between 0.1 megawatts and 10 megawatts. (NOTE: The capacity of a solar project is determined in accordance with "standard testing conditions" established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.)

●	Locations: We select locations based primarily on:

o Demand for alternative energy;

o Efficient access for maintenance;

o Interconnection points with the electricity grid;

o Solar irradiance; and

o Country and state-level policies that enable the development of renewable energy projects.

●
Right to Land: Some Projects owned by the Company will be installed on Customer's rooftops, others will be located on remote parcels of real estate. In either scenario, the Company will obtain rights to access the Project to construct and maintain the Project ("Site Access"). For rooftop Projects, Site Access is most-commonly granted through the Power Purchase Agreement with the Customer. For Projects on remote real estate, we will either purchase or lease the property to ensure adequate Site Access is obtained.

●
Connecting Projects to the Electric Grid: All Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid. This permission is granted by the local interconnecting utility company through an interconnection agreement and an associated permission to operate. In the case of certain smaller projects, interconnection rights may be granted through national and utility policy and not require an individual interconnection agreement.

●
Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

●
Country-Level Policies and Environmental Commodities: Some regions in Africa have certain policies to promote the development of renewable energy projects. There are a wide range of policy types that include carbon credits, property and sales tax exemptions, net metering and community solar (referred to as "wheeling" in the South African context). The Company will seek to optimize those country-level policies in order to increase the expected return on investment for Investors which may include transactions with third parties to monetize carbon and renewable energy credits.

●	When the Company Invests in Projects: Normally, the Company will not invest in a Project until the applicable contracts named above have been negotiated and executed.

Thus, in most cases Investors are not exposed to many Project-level risks until all these conditions are satisfied. However, the Company might make exceptions and fund earlier-stage expenses for especially promising Projects.

Investment Committee

When we find a Project that meets the fundamental criteria described above, we consider the Project for investment at a multi-disciplinary committee of experienced renewable energy executives of the Manager ("Investment Committee"). To approve a Project for funding, a unanimous approval of the Project by the Investment Committee is required to move forward. The same memo prepared by the Manager for each Project and used by the Investment Committee to make an investment decision is provided to Investors through Form 1-U submittals to the SEC and on the Platform (see links to each Project Memo below in Our Investments).

Sun Exchange

The Company expects many of its Projects to be developed by a particular Development Company named Sun Exchange, Ltd. ("Sun Exchange"), an independent, unrelated company engaged in the business of developing solar power projects in southern Africa. The Company and Sun Exchange have entered into an agreement (the "Investment Services Agreement") that, among other things, gives the Company (i) a first right of refusal over all solar projects developed by Sun Exchange, and (ii) control rights over all Projects in which the Company participates, even if the Company owns less than a majority interest in a Project.

Each of our Projects with Sun Exchange are structured as follows:

●
Projects consist of rooftop or ground-mounted installations at the customer's location, e.g., on the roof of a school. That said, Sun Exchange may pursue other types of solar projects as renewable energy policies in African countries continue to evolve.

●	The Company will purchase and own solar cells used in the Projects.

●	The Company will contribute the solar cells to The Sun Exchange (SA) Bewind Trust (the "Trust") pursuant to an agreement called a "Cell Owner Agreement".

●	Projects will be owned by the Trust. The Company will have control over each Project pursuant to the Investment Services Agreement and the Cell Owner Agreement.

●	The Trust signs an agreement with a Customer who agrees to purchase the electricity produced by the solar cells for 15 or 20 years ("Solar Lease Agreement").

●	The Trust signs an agreement with Sun Exchange to manage the development, construction, implementation and administration of the Project which we refer to as an "Asset Management Agreement".

●	The Trust will sign an agreement with a third party to engineer, procure and construct the Projects we refer to as a "Construction Contract".

●	In some cases, the Trust will sell environmental commodities produced by the Projects to Customers pursuant to a contract we refer to as an "Purchase and Sale Agreement for Environmental Commodities."

Although the final terms and conditions of each contract named above may differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

The revenue from our Projects will consist primarily of the payments we receive from Customers under Solar Lease Agreements, Cell Owner Agreements and the Purchase and Sale Agreements for Environmental Commodities. The Projects will make a profit if their revenues exceed their expenses.

Currently, the Company plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors.

Diversification, Other DevCos and Other Project Types

The Manager believes the best investment strategy for African markets requires small investments in a broad base of Projects in multiple countries and developed by multiple Development Companies. The average risk of default by a Customer of a Solar Lease Agreement is higher in Africa than it may be in other markets, thus diversification is central to our investment strategy. Placing small investments (<$1,000,000 per project) in the early stages of the portfolio's development will help reduce risk of loss as a whole and increase the level of impact on the local communities and businesses in which we invest. That said, every Project is vetted for its financial credibility by the Manager and only approximately 10% of projects we've reviewed have qualified for an investment to date.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the African market, including individuals, corporations, private funds, and other entities engaged in renewable energy investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous companies with asset acquisition objectives similar to our Manager, and others may be organized in the future, which may increase competition for the investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular project or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Limited Liability Company Agreement

The Company is governed by a Limited Liability Company Agreement dated March 12, 2021, which we refer to as the "LLC Agreement." The Class A Investor Shares being offered were created by the Manager under an Authorizing Resolution pursuant to section 3.1 of the LLC Agreement.

The LLC Agreement establishes Energea Global LLC, a Delaware limited liability company, as the Manager.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of Projects; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the Projects of the Company; and (ix) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

●	An uncured breach of the LLC Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investors owning at least two-thirds of the outstanding Class A Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not through the Platform.

Leverage

Per the Offering Circular, the Company might borrow money to invest in Projects, depending on the circumstances at the time. It states that if the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis. Neither the Company nor the Projects currently have any loans.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors including, but not limited to:

●
Adequate performance by Sun Exchange and other Development Companies: The Company relies in large part on the Development Companies, like Sun Exchange, to do a good job developing the Projects from start to finish. Like many companies in Africa, some of the Development Companies we may work with might be small and run into cash problems that may affect their ability to perform and meet their contractual obligations to the Company.

●
Government Policies and Tariffs: Given the environmental and economic benefits of solar power, the Company expects the friendly attitude of certain African governments to continue. As we have seen in other markets, however, environmentally friendly policies can change quickly. If the governments in African markets where we have Projects succumb to pressure from incumbent energy producers, it could impose additional costs on the Projects.

●
Foreign Exchange Risk: Some of our Projects sell electricity and/or environmental commodities in foreign currencies. The Manager collects payments from operating Projects monthly and converts the foreign currency into USD prior to making distributions to Investors. Should any of those foreign currencies weaken against the USD, actual distributions made to our Investors could be smaller than anticipated.

●
Customer Credit Risk: unlike developed economies, many African economies are small and lack a broad base of quality Customers. To achieve the scale and diversification anticipated by the Company, we will need to invest in many Projects with many African companies. Some of these companies would not meet the underwriting standards of a conventional bank in the United States and may have shorter financial track records. They may have exposure to unfavorable market conditions, they may be affected by macro-economic trends in African markets and may be otherwise unable to make their payment obligations under contracts.

Offices and Employees

The Company's offices are located at 62 Clemental Drive, Durham, CT 06422. The Company has no employees. For the year ended December 31, 2022, the Company used employees and services provided by the Manager. The Company's total payroll-related expenses during its most recent fiscal year was $0.00.

Our Revenue

The revenue from our Projects consists primarily of the payments we receive from Customers under Solar Lease Agreements and Purchase and Sale Agreement for Environmental Commodities. The Company may also produce revenue by selling Projects and collecting penalty payments from contractors who fail to meet certain terms and conditions set forth in the Construction Contracts ("Liquidated Damages"). The Company's total revenue during its most recent fiscal year was $13,040.

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

●	banking fees;

●	legal expenses;

●	payments to the Manager for fees and carried interest;

●	payments to third parties to operate and maintain the Projects;

●	payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

●	debt service and transactional payments (where we borrow money at the Company level);

●	annual financial audit expenses.

●	U.S. taxes.

The Projects also incur a variety of costs and expenses, including:

●	payments to third parties to operate and maintain the Projects;

●	lease payments to landowners;

●	debt service and transactional payments (where we borrow money at the Project level);

●	utilities;

●	Property taxes;

●	banking fees;

●	taxes levied in African countries;

●	project insurance.

The Company's total operating expenses for the most recent fiscal year were $18,860.

Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the Caution Regarding Forward-Looking Statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2022.

Offering Results

On July 1, 2021, the Company commenced its offering to the public of limited liability company interests denominated as Class A Investor Shares under Regulation A (the "Offering") and an Offering Circular dated April 9, 2021, as updated and amended from time to time (the "Offering Circular"). The Offering Circular is available through the SEC's EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company. We refer to the purchasers of Class A Investor Shares as "Investors".

We have offered, are offering, and may continue to offer up to $75 million in our Class A Investor Shares in our Offering in any rolling twelve-month period. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of December 31, 2022, we had raised total gross offering proceeds of $1,027,873 from settled subscriptions resulting from the sale of 943,189 Class A Investor Shares.

We expect to offer Class A Investor Shares in our Offering until we raise to the amount of capital needed to afford the capital expenses of all Projects approved by the Investment Committee. If we have fully-funded the cost of all Projects through the Offering, we may decide to stop raising money until a new Project is approved for investment by the Investment Committee.

Share Price Calculation

The price for a Class A Investor Share in the Company is engineered to equalize Investors in response to differences between them that could arise from buying Class A Investor Shares at different times. For example, changes in the value of the Company and/or the Projects at different times could result from:

●	investing in new Projects or selling Projects would change the projected cash flow for the Company;

●	distributions received by earlier investors;

●	changes in baseline assumptions like Project costs, expenses and/or changes in tax rates, electric rates or foreign exchange rates;

●	aging Solar Lease Agreements and (as revenues are harvested each month from the Customers, the remaining cash flow from a contract diminishes).

The share price algorithm is run on the Platform once per day and is based on actual performance data and projection data uploaded from financial models. To determine the share price for a Class A Investor Share of the Company, we compute an algorithm that resolves:

rIRR = pIRR

Where:

●	rIRR = Realized IRR of all existing Class A Investor Shares;

●	pIRR = Projected lifetime IRR of a hypothetical $1 investor at share price "x".

As of December 31, 2022, the price per Class A Share in the Company was $1.15.

Distributions

Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on net income for the preceding month minus any amounts held back for reserves.

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions monthly; however, our Manager may declare other periodic distributions as circumstances dictate. Below is a table depicting the distributions made from the company during 2022:

Distribution Date	Amount	Management Fees*	Promoted Interest*
01/26/22	$209.71	$0.00	$0.00
02/24/22	$120.23	$206.30	$0.00
03/29/22	$334.48	$0.00	$0.00
04/29/22	$331.59	$0.00	$0.00
05/31/22	$938.81	$91.78	$0.00
06/30/22	$1,084.96	$0.00	$0.00
07/29/22	$913.84	$0.00	$0.00
08/27/22	$1,119.77	$0.00	$0.00
09/27/22	$1,401.61	$0.00	$0.00
10/27/22	$1,801.99	$0.00	$0.00
11/29/22	$2,304.20	$0.00	$0.00
12/28/22	$3,101.53	$0.00	$0.00
Total	$13,662.72	$298.08	$0.00
*Note: Energea reserves the right to reduce our fees and carry for any reason or to protect the desired cash yield to investors

Operating Results

For the fiscal year ending December 31, 2022, the Company invested a total of $774,010 and has generated $13,040 in revenue. Additional distributions were made from a dividend recapitalization in the form of a loan from the Manager to the Company.

As of December 31, 2022, the Company has assets totaling $965,047 on its balance sheet, including Projects currently owned by the Company valued of $931,343 and current assets of $33,704. Liabilities totaled $17,585. The resulting members' equity was $947,462.

Our Investments

To date, we have invested into eight (8) Projects, each of which were described more fully in the Offering Circular and in various filings with the SEC since the date our Offering was qualified by the SEC (e.g. August 13, 2020).

Project Name	Amount Invested	% Ownership	Form 1-U
Anchor Foods	$109,334	100%	Link
Baysville	$25,000	25.98%	Link
Connaught Park	$411,362	100%	Link
CPO Avondrust	$99,025	46.39%	Link
CPOA Trianon	$163,624	100%	Link
Nhimbe Fresh	$24,631	1.74%	Link
Spar Lulekani	$23,369	6.72%	Link
Zandvliet	$74,999	74.54%	Link
Total	$931,343

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from undistributed funds from our operations. As of December 31, 2022, the Company had $6,907 of cash on hand. As we continue to raise capital from the offering, we expect to invest in and construct additional Projects in 2023, although none have been approved by the Investment Committee as of the date of this report. To the extent that capital raised from the Offering is insufficient to construct the Projects, we may borrow additional capital from the Lender to make up the difference.

Outlook and Recent Trends

We have reported throughout the year that South Africa, the market where most of the Projects are located, has suffered from a lack of availability of the electric grid throughout various times of each day. Energy customers, including businesses and residences, are subject to scheduled grid outages, referred to locally as "load shedding". Load shedding is the result of an imbalance between the demand for electricity and the availability of power generation infrastructure to meet that demand. When the demand for electricity exceeds the availability of energy from power plants, utility companies must disconnect sections of the power grid to maintain grid balance.

Load shedding may affect our Projects in two ways. First, when the electric grid is unavailable due to load shedding, our solar power plants must shut down as a safety precaution. Since the inverters that are part of the Project cannot differentiate between load shedding and other forms grid outage (storms for example) which may require work on power lines to retore power, solar projects shut down whenever the grid is unavailable for safety reasons. Load shedding has impacted the Portfolio by an estimated 3% reduction in expected energy production.

Second, load shedding has spurred mass protest, mainly by an opposition party known as the Economic Freedom Fighters, or EFF. Large, and sometimes violent demonstrations orchestrated by the EFF may have geopolitical and economic effects on South Africa which could impact our Projects including weakening of the national currency, a reduction in direct foreign investment, economic impacts on the Company's Customers and an increased risk of doing business in South Africa in general.

Other than the trends mentioned above and factors discussed in this Annual Report and in the "Risks of Investing," section of the Offering Circular, the Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material adverse effect on our revenues, income from continuing operations, profitability, liquidity, or capital resources. We caution, however, that any of the items discussed in this Annual Report and in the Risks of Investing," section of the Offering Circular could have a material adverse impact.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Item 3. Executives and Key Employees

The Company itself has no officers or employees. The individuals listed below are the executive officers and key employees of the Manager of the Company.

Executive Team

Name	Position	Term of Office	Approximate Hours Per Week If Not Full Time
Executive Officers
Mike Silvestrini	Managing Partner	At will	Full Time
Chris Sattler	Managing Partner	At will	Full Time
Gray Reinhard	Managing Partner	At will	Full Time

Key Employees
Antonio Pires	VP Construction	At will	Full Time
Isabella Mendonça	General Counsel	At will	Full Time
Arthur Issa	Financial Analyst	At will	Full Time
Gabriel Werneck	Project Analyst	At will	Full Time

Experience of Executive Team

Mike Silvestrini

Mike co-founded a solar company called Greenskies Renewable Energy LLC ("Greenskies") with a $35,000 family loan in 2008 and sold the company for more than $165 million enterprise value in 2017. As CEO, Mike was directly responsible for closing and managing over $500 million of project finance, building and owning over 400 solar projects ranging from 200kW to 5MW, creating industry-leading operations asset management departments and expanding the company's footprint across 23 states from California to South Carolina. Greenskies was ranked #1 by market share for commercial and industrial solar developers by Greentech Media, with customers including Wal-Mart, Sam's Club, Amazon, Target and several of the largest electric utilities in the United States. It was also named one of the Best Places to Work by the Hartford Courant in 2016.

Mike was named "40 Under 40" by the Hartford Business Journal in 2012, and again by Connecticut Magazine in 2016. In 2017, he was named Entrepreneur of the Year by Junior Achievement. He was a national merit scholar at Boston University and was a Peace Corps volunteer in Mali, West Africa. He also serves on the Board of Directors of Big Life Foundation, a wildlife conservation and security group based in Kenya.

Mike lives in Connecticut with his wife and three children.

Chris Sattler

Chris is an experienced energy executive with a track record of startup success. He has founded over 10 companies with the majority in the retail energy industry. Previous positions include Vice President at Clean Energy Collective, President of Plant.Smart Energy Solutions, and Co-Founder and COO at North American Power.

As COO of North American Power, Chris led the company into 35+ utility markets throughout the United States, with over 1,000,000 residential and small commercial customers. In 2017, the company was sold to Calpine, the largest independent power producer in North America. At the time of sale, North American Power had annual gross sales in excess of $850 million.

Chris studied at the University of Connecticut, School of Business, and received a Bachelor's degree in Real Estate and Urban Economics. He is also a Harvard Business School Alumni through the Program for Leadership Development. He lives in Rio De Janeiro.

Antonio Pires

Antonio Pires is a senior executive with more than 30 years of experience in Brazil's Energy sector. During this period he directly managed the implantation of more than 2GW of power projects, ranging from thermoelectric, cogeneration and hydropower throughout Brazil.

In addition to his experience implementing large energy projects, he participated in the startup of Igarapava hydroelectric Consortium, being the first consortium of power generation in the country, and of which he was a member of the administrative council. He was also involved in the privatization process of Companhia Vale do Rio Doce, Companhia Estadual de Gas do Rio de Janeiro.

Throughout his professional life Antonio has worked with large national and multinational companies including CSN, El Paso Brasil, Thyssen Krop CSA and SNC Lavalin. In the case of El Paso and CSA, he was involved from the start of operations.

He has a degree in mechanical engineering with a master's degree in Energy Planning, and an MBA in Business Management and Project Management, as well as an LLM in Business Law.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Gray studied at Princeton University and currently splits his time between Greenpoint, Brooklyn and his cabin in the Catskills.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy Group, working in regulatory, contractual and corporate matters related to renewable energy project development.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago. She lives in Lisbon Portugal.

Arthur Issa

Arthur Issa, over the course of his career in Energea, has participated in the successful closing process of more than 100 MW worth of project installed capacity and their financial management, totaling an AUM of more than $100mm. Arthur is responsible for keeping track of all matters related to Corporate and Project Finance in Energea, through detailed financial modelling, reporting and cash flow management, maximizing efficiency in the company's decision-making process with reliable analytics Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil,.

Gabriel Werneck

Gabriel is an Engineer specialized in greenfield development of energy projects. Over the course of his professional career, Gabriel has participated in the development of solar, wind and gas-fired thermal power plant projects across Brazil, surpassing 3 GW of Installed Capacity. In Energea, he is responsible for analyzing the projects in the company's pipeline in different markets and ensuring that they meet Energea's highest standards for investment. Gabriel studied Mechanical Engineering in the Universidade Federal do Rio de Janeiro (UFRJ) of which 1 year he attended at the Institut National des Sciences Appliquées de Lyon (INSA Lyon, France).

Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Family Relationships

There are no family relationships among the Executive Officers and significant employees of the Company.

Compensation of our Manager

The Company itself does not have any employees or payroll. For example, Mike Silvestrini, a Managing Partner of the Manager, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the fees paid to the Manager and from the Promoted Interest. The same is true for all of the other executive officers and employees.

The Manager is compensated for the services they provide (including selecting and underwriting Projects for investment, managing the construction of Projects, selling Projects, operating and maintaining Projects and all the expenses required to perform those services) in four ways:

●
Asset Management Fees: The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in Projects that have begun to generate distributions.

●
Promoted Interest: After Investors receive monthly cash distributions that result in a 7% Preferred Return, the Manager earns 30% of all distributions above that distribution threshold without a catch up. (See Promoted Interest below)

●
Development Fees: The Manager does not currently, but might, in the future, originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5% of the Project's cost.

●	Distributions as Investors: We may invest alongside Investors and receive the same distributions as Investors for our Class A Investor Shares in the Company.

As of December 31, 2022, the Manager has charged the Company $298.08 in Asset Management fees, $0.00 in Promoted Interest and $0.00 in development fees for Projects originated and developed by the Manager.

Promoted Interest

Distributions of ordinary operating cash flow will be made as follows:

●
The Manager calculates the projected monthly operating cash flows from the Projects based on the contracts in place and other assumptions defined in the Project Model for each Project ("Projected Cash Flow").

●	The Projected Cash Flow is used to calculate a targeted internal rate of return ("IRR") for investments in the Company.

●	A portion of the Projected Cash Flow will be paid to Investors before the manager receives its Promoted Interest ("Preferred Return").

●	To calculate the Preferred Return payment for each month, the Projected Cash Flow is multiplied by a percentage, such that the projected IRR of the Company is 7% (the "Adjusted Operating Cash Flow").

●	Each month, the Adjusted Operating Cash Flow for that month is distributed to Investors.

●	If the actual operating cash flow for any month exceeds the Adjusted Operating Cash Flow, we distribute the excess 70% to investors and 30% to the Manager.

●
If the actual operating cash flow for any month is less than the Adjusted Operating Cash Flow, the Investors receive all the cash flow for that month and the shortfall is carried forward so that Investors achieve their 7% Preferred Return prior to any Promoted Interest being paid.

When Fees are Paid

The stages of the Company's organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	Reimbursement of Expenses
Acquisition of a Project	Asset Management Fee Developer Fee (if applicable)
Operation of a Project	Asset Management Fee Promoted Interest Distributions as Investors
Sale of a Project	Asset Management Fee Promoted Interest Distributions as Investors

Item 4. Security Ownership of Manager and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our Common Shares as of December 31, 2022, for each person or group that holds more than 10.0% of our Common Shares, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

All Common Shares are owned by Energea Global LLC, the Manager, not by individuals. The individuals named below, as well as other employees of the Manager may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

	Number of Shares Beneficially	Percent of
Name of Beneficial Owner (1)(2)	Owned	All Shares
Michael Silvestrini	None	NA
Christopher Sattler	None	NA
Gray Reinhard	None	NA
All directors and executive officers of our Manager as a group (3 persons)	-	-

(1)
Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 62 Clementel Drive, Durham, CT 06422.

Item 5. Interest of Management and Others in Certain Transactions    Ownership of Related Entities

Energea Global, the Manager of the Company, is majority owned by Co-founders Mike Silvestrini and Chris Sattler.

Energea Brasil Operações Ltda ("Energea Brazil"), is an affiliated Development Company owned by Energea Global. The Company sources many of its Projects through partnerships with third parties in Brazil who are focused on developing solar projects, including an affiliate of the Manager in Brazil, Energea Brazil. Energea Brazil is compensated for its work and its risk. This may include a developer fee (subject to a 5% cap on the overall Project Cost) or a continued economic interest in the Project SPE.

Energea Geração Distribuida de Energia do Brasil SA is an affiliated entity which manages the Subscriptions, allocation of energy credits to Subscribers and the collection of rent payments from Subscribers. It is owned by Energea Global.

Energea Portfolio 1 LLC, a Delaware limited liability company ("Portfolio 1") is owned by Energea Global, and Portfolio 1 is managed by Energea Global. During the reporting period, Portfolio 1 was an affiliate of the Company and is also engaged in investing in solar projects in Brazil but with a focus on commercial and industrial projects. Portfolio 1 was wound down on December 31, 2021.

Energea Portfolio 2 LLC is an affiliated company that owns a portfolio of community solar projects in Brazil. It is owned and managed by Energea Global LLC.

Energea do Brasil Participações S.A. is an affiliated company which owns a portfolio of solar projects in Brazil. It is owned and managed by Energea Global.

Victory Hill Holdings Brasil S.A. is an affiliated company which owns a portfolio of solar projects in Brazil. It is owned jointly by Energea Global, and a London-listed trust called VH GSEO UK Holdings Limited.

Energea Portfolio 4 USA LLC is an affiliated company that owns a portfolio of solar projects in the U.S. It is owned and managed by Energea Global.

Energea USA LLC is an affiliated company which makes tax equity investments into certain U.S. based projects in Energea Portfolio 4 USA LLC.

Item 6. Other Information

None.

Item 7. Financial Statements

Independent Auditors Report

To the Members of
Energea Portfolio 3 Africa LLC

Opinion

We have audited the accompanying financial statements of Energea Portfolio 3 Africa LLC (the "Company"), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in members' equity, and cash flows for the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energea Portfolio 3 Africa LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•       Exercise professional judgment and maintain professional skepticism throughout the audit.
•       Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•       Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•       Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Hartford, Connecticut
April 28, 2023

Balance Sheets

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 6,907	$ 103,437
Other current assets	26,797	250
Total current assets	33,704	103,687

Investments in solar energy projects	931,343	157,334

Total assets	$ 965,047	$ 261,021

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 3,085	$ 41,722
Due to related entity	14,500	61,027

Total liabilities	17,585	102,749

Members' equity	947,462	158,272

Total liabilities and stockholders' equity	$ 965,047	$ 261,021

Statements of Operations

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021

Revenue	$ 13,040	$ 572

Portfolio operating expenses:
Professional fees	11,415	5,720
Other general and administrative expenses	7,445	17,957
Total portfolio operating expenses	18,860	23,677

Net Loss	$ (5,820)	$ (23,105)

Statements of Changes in Members' Equity

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	Common Shares		Investor Shares		Managing Member Equity	Total Members' Equity
	Shares	Amount	Shares	Amount

Members' equity, March 11, 2021 (Inception)	-	$ -	-	$ -	$ -	$ -

Issuance of investor shares, net of issuance costs of $37,250		-	211,367	181,949	-	181,949
Issuance of common shares	1,000,000	-	-	-	-
Non-dividend distributions	-	-	-	(572)	-	(572)
Net loss	-	-	-	-	(23,105)	(23,105)

Members' equity, December 31, 2021	1,000,000	-	211,367	181,377	(23,105)	158,272

Issuance of investor shares	-	-	731,822	808,673	-	808,673
Non-dividend distributions	-	-	-	(13,663)	-	(13,663)
Net loss	-	-	-	-	(5,820)	(5,820)

Members' equity, December 31, 2022	1,000,000	$ -	943,189	$ 976,387	$ (28,925)	$ 947,462

Statements of Cash Flows

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021

Cash flows from operating activities:
Net loss	$ (5,820)	$ (23,105)
Changes in assets and liabilities:
Other current assets	(26,547)	(250)
Accounts payable and accrued expenses	(38,637)	41,722
Due to related entities	(46,527)	61,027
Total cash flows from operating activities	(117,531)	79,394

Cash flows from investing activities:
Investments in solar energy projects	(774,009)	(157,334)

Cash flows from financing activities:
Proceeds from issuance of investor shares	808,673	219,199
Investor shares issuance costs	-	(37,250)
Non-dividend distributions	(13,663)	(572)
Total cash flows from financing activities	795,010	181,377

(Decrease)/increase in cash	(96,530)	103,437

Cash at the beginning of the period	103,437	-

Cash at the end of the period	$ 6,907	$ 103,437

Notes to Financial Statements

The accompanying notes are an integral part of the consolidated financial statements.

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

Note 1 - Organization, Operations and Summary of Significant Accounting Policies
Business organization and operations

Energea Portfolio 3 Africa LLC is a Delaware Limited Liability Corporation (the "Company") formed to invest in a portfolio of solar energy projects in Africa. The Company is managed by Energea Global LLC (the "Manager"). The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results. The Company commenced operations on March 11, 2021.

The Company's activities are subject to significant risks and uncertainties, including the inability to secure funding to develop its portfolio. The Company's operations have been, and will be, funded by the issuance of membership interests. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. During 2021, the Company initiated a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities. The Company is offering to sell equity interests designated as Investor Shares to the public for up to $75,000,000. The initial price of the Investor Shares sold in 2022 was $1.00. To date, the Company has invested into eight projects. Through December 31, 2022, the Company has raised $990,622, net of $37,250 share issuance costs, from the offering.

In some cases, the Company may purchase an entire project and in other cases, it may purchase fractional shares of a project through its relationship with The Sun Exchange (SA) Bewind Trust ("Sun-Ex") ("solar cells"). When the Company purchases solar cells of a project, the Company maintains control over the entire project through a series of negative covenants that give the Company control of financing, selling, or replacing the asset manager of the entire project, even though the Company may only own a small portion of outstanding solar cells that comprise the project.

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Use of estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits at commercial banks and short-term cash equivalents with original maturities of 90 days or less.

Revenue recognition

Revenue is recognized when the Cash Available for Distributions ("CAFD") is received from the project trust.

Income taxes

The Company has elected to be taxed as a C-Corporation for Federal, State, and local income tax reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, deferred taxes of $7,788 and $6,221, respectively, have been fully reserved by a valuation allowance. Any income taxes currently due are not material to the consolidated financial statements for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021

The Company also concluded that there are no uncertain tax positions that would require recognition in the consolidated financial statements. Interest on any income tax liability is reported as interest expense and penalties on any income tax liability are reported as income taxes. The Company's conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof, as well as other factors.

Foreign Currency Exchange Transactions

Revenue is transacted in the local currency, South African Rand (R$), and are recorded in U.S. dollars translated using the average exchange rate for the period. Realized exchange gains and losses are netted against revenue on the accompanying statement of operations. Realized translation gains/(losses) for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021 were $(1,916) and $44, respectively.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Subsequent events

In connection with the preparation of the financial statements, the Company monitored and evaluated subsequent events and transactions through April 30, 2023, the date on which the financial statements were available to be issued. Since December 31, 2022, the Company has completed the construction of the Connaught Business Park and Baysville School of Skills, both of which have begun generating revenue.

Note 2 - Investments in Solar Energy Projects

On November 29, 2021, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in the project Anchor Foods for an aggregate purchase price of $109,334. The balance is carried at cost on the balance sheet.

On March 20, 2021, the Company entered into a cell owner agreement with Sun-Ex for 1.74% of the cell units in the project Nhimbe Fresh Packhouse & Cold Store for an aggregate purchase price of $24,631. The balance is carried at cost on the balance sheet.

On April 3, 2021, the Company entered into a cell owner agreement with Sun-Ex for 6.72% of the cell units in project SPAR Lulekani for an aggregate purchase price of $23,369. The balance is carried at cost on the balance sheet.

On May 31, 2022, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in project CPOA Trianon Retirement Village for an aggregate purchase price of $163,624. The balance is carried at cost on the balance sheet.

On May 31, 2022, the Company entered into a cell owner agreement with Sun-Ex for 46.39% of the cell units in project CPOA Avondrust Court for an aggregate purchase price of $99,025. The balance is carried at cost on the balance sheet.

On September 9, 2022, the Company entered into a cell owner agreement with Sun-Ex for 25.98% of the cell units in project Baysville School of Skills for an aggregate purchase price of $25,000. The balance is carried at cost on the balance sheet.

On September 9, 2022, the Company entered into a cell owner agreement with Sun-Ex for 74.54% of the cell units in project Zandvliet Care Facility for an aggregate purchase price of $74,999. The balance is carried at cost on the balance sheet.

On December 1, 2022, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in project Connaught Business Park for an aggregate purchase price of $411,361. The balance is carried at cost on the balance sheet.

Note 3 - Related Party Transactions

The Company may borrow from the Manager, without interest, from time to time. The purpose of the related party transactions is for reimbursement for startup costs, cash flow shortfalls, capital needed to complete investments in Projects and loans used for dividend recapitalization to make distributions in advance of receiving payments from Customers. As of December 31, 2022 and 2021, the Company had $14,500 and $61,027, respectively, payable to the Manager, which is included in due to related entity on the accompanying balance sheets.

Note 4 - Members' Equity

Common Shares

The Company authorized 1,000,000 common shares, which as of December 31, 2022 and 2021, 1,000,000 are issued and outstanding. The shares represent membership interests in the Company.

Investor Shares

The Company authorized 19,000,000 investor shares, which as of December 31, 2022 and 2021, 943,189 and 211,367, respectively are issued and outstanding. The shares represent membership interests in the Company.

Note 5 - Income Taxes

The provision for income tax expense for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021 consists of the following:

	2022	2021
Current	$ -	$ -
Deferred	-	-
Provision for Income Tax Expense	$ -	$ -

Significant components of the Company's deferred income tax assets and liabilities are as follows at December 31, 2022 and 2021:

	2022	2021
Deferred tax asset
Net Operating Loss	$ 7,788	$ 6,221
Valuation Allowance	(7,788)	(6,221)
Total	-	-

Deferred tax liability	-	-

Net deferred tax asset/(liability)	$ -	$ -

As of December 31, 2022 and 2021, the Company has total net operating loss carryovers of $28,925 and $23,105, respectively, which will expire at various dates. The Company is subject to tax in U.S.

	2022	2021
Income tax at statutory rate	$ (1,222)	$ (4,852)
State income taxes, net of federal benefit	(345)	(1,369)
Change in VA	1,567	6,221
	$ -	$ -

Effective tax rate	21%	21%

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021, the change in valuation allowance was $1,567 and $6,221, respectively. As of December 31, 2022 and 2021, the valuation allowance was $7,788 and $6,221, respectively.

Item 8. Exhibits

Certificate of Formation **
Authorizing Resolution **
Form Investment Agreement **
Form Auto-Investing Agreement **
Form Auto-Reinvesting Agreement **
Operating Agreement **
Investment Services Agreement Between the Company and Sun Exchange **
Cell Owner Agreement Between the Company and the Trust **
Spar Lulekani Project **
Nhimbe Fresh Project **
Anchor Foods Project **
Change in Tax ID **
Change in Accountant **
CPOA Avondrust Project **
CPOA Trianon **
Baysville **
Connaught Park**
Zandvliet**

*Filed Herewith
**Filed Previously